Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON — April 1, 2011 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock, payable on June 24, 2011 to shareholders of record at the close of business on June 14, 2011.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,192 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.
# # #